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                                  EXHIBIT 99.1

Contact:
George Paz, Chief Financial Officer
Diana Baumohl, VP Investor Relations
(314) 702-7487 or (314) 702-7333


         EXPRESS SCRIPTS AND PLANETRX.COM ANNOUNCE


         INTERNET PHARMACY AGREEMENT

         (a) Combined Strengths Significantly Accelerate Express Scripts' Online Capabilities


ST. LOUIS, August 31, 1999 -- Express Scripts, Inc. (NASD: ESRX), the nation's largest independent pharmacy benefit management firm, today announced a definitive agreement with PlanetRx.com, Inc. The agreement will give Express Scripts a 19.9 percent ownership share in PlanetRx.com, which will serve as the exclusive Internet pharmacy for Express Scripts' 36 million members.
         Under the agreement, Express Scripts will transfer the e-commerce assets of its wholly owned Internet pharmacy subsidiary, yourPharmacy.com, to PlanetRx.com, simultaneously with an initial public offering by PlanetRx.com.
         PlanetRx.com will pay Express Scripts certain fees in excess of $11 million annually and will provide additional financial support for the further development of Express Scripts' other Internet capabilities for five years, with a potential five-year extension. Express Scripts will be PlanetRx.com's preferred partner for pharmacy benefit management services and will receive one seat on the PlanetRx.com board of directors.
         "Express Scripts and PlanetRx.com together have created America's premier Internet pharmacy, delivering immediate value to our members, who can use their funded pharmacy benefit plan to buy prescriptions more conveniently online," said Barrett Toan, president and chief executive officer of Express Scripts.
         "PlanetRx.com's excellent brand awareness, technology and distribution infrastructure allow Express Scripts to accelerate our Internet pharmacy initiative," Toan continued. "This relationship enables us to focus on delivering excellent pharmacy benefit services and health information to our clients and their members."
         Under the agreement, Express Scripts will promote PlanetRx.com as Express Scripts' exclusive Internet pharmacy to fill prescriptions and market other health and wellness products to Express Scripts' plan members for five years, with a potential five-year extension. Express Scripts, which will retain ownership of the domain name yourPharmacy.com, will link PlanetRx.com to yourPharmacy.com and actively promote PlanetRx.com. Express Scripts' privacy policies will be implemented by PlanetRx.com for Express Scripts' plan members.
         William Razzouk, chairman and chief executive officer of PlanetRx.com, said, "Express Scripts' leadership as a pharmacy benefit manager, its clinical expertise and its objective,




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disciplined approach to prescription formulary development make Express Scripts the ideal partner for us.
         "We're uniting the benefits of PlanetRx.com's strong commerce capabilities and Express Scripts' strong content expertise to create an Internet community with outstanding information, service quality and convenience for consumers seeking reliable information and prescription medications amid the growing drug industry," he continued.

                                    - more -


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                                                     Express Scripts - Add One -


         Express Scripts will co-brand and market PlanetRx.com. The PlanetRx.com site will contain prescription-related and other healthcare content, which will support Express Scripts' client benefit designs and formulary decisions.
         Express Scripts will use a portion of the annual fees received to promote the use of on-line services to its members and to develop pharmacy benefit management-related Internet content to assure that members receive the products and services requested by plan sponsors.
         Express Scripts plans to use the cost method of accounting for the transaction and anticipates reporting a one-time net gain in the fourth quarter of 1999 upon the transfer of yourPharmacy.com assets. However, for tax purposes, the asset transfer transaction will be tax-free.
         Express Scripts, Inc., is the nation's leading independent, full-service pharmacy benefit management (PBM) and specialty managed care company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Express Scripts is headquartered in St. Louis, Mo. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.
         PlanetRx.com, Inc. (www.PlanetRx.com), a leading Internet healthcare destination for commerce, content and community, delivers a convenient, personalized and informed health and beauty shopping experience. With products ranging from prescriptions to personal care items to the latest medical information, PlanetRx.com gives consumers the ability to manage their own healthcare in a convenient and secure environment. Headquartered in South San Francisco, the company operates its own pharmacy and distribution center in Memphis, Tenn., to ensure the highest quality customer care.
         This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. The company's actual results may differ significantly from those projected or suggested in any forward-looking statements. Certain factors relating to the announced transaction that might cause such a difference to occur include, but are not limited to, inability to consummate the transaction on its announced terms; risks associated with the completion of the PlanetRx.com, Inc. public offering; the risks associated with e-commerce operations; and the receptivity of clients to the companies'co-marketing efforts. Other factors that may impact these forward-looking statements include but are not limited to: (i) competition, including price competition, competition in the bidding and proposal process and our ability to consummate contract negotiations with prospective clients; (ii) the possible termination of contracts with certain key clients or providers;
(iii) the possible termination of contracts with certain pharmaceutical manufacturers, changes in pricing, discount, rebate or other practices of pharmaceutical manufacturers; (iv) adverse results in regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (v) developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug




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utilization patterns and introductions of new drugs; (vi) risks associated with the "Year 2000" issue; (vii) other risks described from time to time in our filings with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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